Exhibit 99.1

Sino Fibre announces MOU with Shenzhen Bank Union Easy Business Solution Financial Services Limited

Hong Kong and New York, New York., September 10, 2007 (PRIME NEWSWIRE) –Sino Fibre Communications Corporation (OTCBB: SFBE) announced today that the Company has completed an MOU with Shenzhen Bank-Union Easy Business Solution Financial Services and it’s shareholder “Shenzhen Yin-Ka Zhendong Technology Development Co., Ltd.

Sino Fibre, CEO, Matt Mecke said, “We are very excited to finally be working with Shenzhen Yin-Ka for development and deployment of data and bandwidth services related to Shenzhen Union Pay’s business of providing financial transaction processing in southern China. We look forward to finalizing our plans with Shenzhen Yin-Ka and moving forward both contractually and to provide services as soon as is possible.”

About Sino Fibre: Sino Fibre Communications, Inc. “Sino Fibre” is an open source company dedicated to provide international standard fiber optic backbone telecommunications transmission related sales and/or leasing services in China to all foreign telecommunications carriers and corporate users. Sino Fibre Communications is positioned to become China's premier provider of low cost fiber optical solutions to international telecommunication companies and large corporations that require Chinese intercity connectivity. Our low cost solutions range from the leasing of intercity dark fiber to providing co-location, broadband transport and IP-centric voice services.

About Shenzhen Bank Union Easy Business Solution Financial Services Limited and Shenzhen Yin-Ka: Yin-Ka is a company registered in Shenzhen, China which is licensed to conduct investment business in the region. Currently, YinKa is a minority shareholder in the Shenzhen Bank Union Easy Business Solution Financial Service Ltd., a subsidiary of China Union Pay specialized in bank settlement and payment processing in the China Southern region.

For Investor Relations, call Dennis Burns. Tel (567) 237-4132 email: dennyburns@stealthpost.com

Statements, which are not historical facts, are forward-looking statements. The Company, through its management makes forward-looking public statements concerning its expected future operations, performance and other developments. Such forward-looking statements are necessary estimates reflecting the Company's best judgment based upon current information and involve a number of risks and uncertainties, and there can be no assurance that other factors will not affect the accuracy of such forward-looking statements. It is impossible to identify all such factors, factors which could cause actual results to differ materially from those estimated by the Company. They include, but are not limited to, government regulation, managing and maintaining growth, the effect of adverse publicity, litigation, competition and other factors which may be identified from time to time in the Company's public announcements.